Exhibit 10.9
SERVICES AGREEMENT
by and between
LIBERTY MUTUAL INSURANCE COMPANY
and
LIBERTY MUTUAL AGENCY CORPORATION
Dated as of [•], 2010

i

ii

SERVICES AGREEMENT
     This Services Agreement (this “Agreement”), dated as of [•], 2010, is entered into by and between Liberty Mutual Insurance Company, a Massachusetts stock insurance company (“LMIC”), and Liberty Mutual Agency Corporation (the “Company”). Each of LMIC and the Company are referred to individually herein as a “Party” and, collectively, as the “Parties”.
W I T N E S S E T H:
     WHEREAS, the Parties are Affiliates under the ultimate common control of Liberty Mutual Holding Company Inc.;
     WHEREAS, LMGI (as defined below) has agreed to transfer certain employees (the “Agency Markets Dedicated Employees”) to a Subsidiary (as defined below) of the Company effective as of 12:01 a.m. on January 1, 2011 (the “Employee Transfer”);
     WHEREAS, LMIC and its Affiliates (as defined below) possess certain operating assets and resources, including experienced employees, facilities and equipment, which enable them to efficiently provide certain management, operating and other services to support the Company and its Subsidiaries and have been providing such services to the insurance Subsidiaries of the Company pursuant to management and services agreements (“Subsidiary Service Agreements”) prior to the date hereof and will continue to provide such services through December 31, 2010;
     WHEREAS, in connection with the Employee Transfer, the Subsidiary Service Agreements set forth on Schedule I attached hereto will be terminated and replaced by management and services agreements between each insurance Subsidiary of the Company and the applicable Subsidiary of the Company to which the employees are transferred; and
     WHEREAS, the Parties desire that, pursuant to the terms and conditions set forth in this Agreement, LMIC, either directly or through its Affiliates, shall provide, or cause to be provided, certain management, operating and other services, as more fully described below, to (i) the Company and its non-insurance Subsidiaries on and after the Effective Date and (ii) the insurance Subsidiaries of the Company on and after January 1, 2011.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements and undertakings of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

     1. Definitions. The following terms shall have the respective meanings set forth below throughout the Agreement:
     “Affiliate” means any other Person that from time to time directly or indirectly controls, is controlled by, or is under common control with, the first Person; provided, however, for purposes of this Agreement (a) LMGI and its subsidiaries are considered Affiliates of LMIC but are not considered to be Affiliates of the Company and its Subsidiaries and (b) the Company and its Subsidiaries are not considered to be Affiliates of LMIC. “Control” (including the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, any order writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the Parties, or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.
     “Company” shall have the meaning set forth in the Preamble.
     “Company Indemnified Person” shall mean the Company, its Subsidiaries and its and their respective directors, officers, agents and employees.
     “Confidential Information” shall have the meaning set forth in Section 10.
     “Dispute” shall have the meaning set forth in Section 9.A.
     “Dispute Notice” shall have the meaning set forth in Section 9.B.
     “Effective Date” means the date of this Agreement.
     “Employee Transfer” shall have the meaning set forth in the Recitals.
     “Final Statement” shall have the meaning set forth in Section 11.G.

     “Force Majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and the failure of energy sources.
     “Governmental Authority” means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, self-regulatory organization, board or body, including, without limitation, any state insurance regulatory authority.
     “LMIC” shall have the meaning set forth in the Preamble.
     “LMIC Indemnified Person” shall mean LMIC, its Affiliates and its and their respective directors, officers, agents and employees.
     “LMIC Property” shall have the meaning set forth in Section 11.F(iii).
     “LMGI” shall mean Liberty Mutual Group Inc.
     “Losses” shall have the meaning set forth in Section 8.A.
     “Mandated Changes” shall have the meaning set forth in Section 11.D.
     “OSHA” means the Occupational Safety and Health Administration.
     “Party” and “Parties” shall have the meaning set forth in the Preamble.
     “Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, division, business unit or other entity.
     “Rules” shave the meaning set forth in Section 9.D.
     “Services” shall have the meaning set forth in Section 3.B.
     “Service Charges” shall have the meaning set forth in Section 6.A.

     “Services Termination Date” shall have the meaning set forth in Section 11.G.
     “Subsidiaries” of the Company shall include all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which, from time to time, the Company owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which, from time to time, the Company otherwise directly or indirectly controls or directs the policies or operations or (c) which, from time to time, would be considered subsidiaries of the Company within the meaning of Regulation S-K or Regulation S-X of the General Rules and Regulations under the Securities Act of 1993, as amended.
     “Subsidiary Service Agreements” shall have the meaning set forth in the Recitals.
     “Transition Services” shall have the meaning set forth in Section 11.F(iii).
     2. Appointment.
     A. Except as expressly provided herein, the Company hereby appoints and engages LMIC, and LMIC hereby accepts such appointment and engagement, to provide Services to the Company and its Subsidiaries for the term hereinafter set forth, subject to the terms and conditions of this Agreement and Applicable Law.
     B. The Parties acknowledge and agree that the Services to be provided under this Agreement by LMIC shall, at the Company’s request, be provided directly to the Company or its Subsidiaries. With respect to Services provided to, or procured on behalf of any Subsidiary of the Company, the Company agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services.
     3. Authority of LMIC.
     A. General. Subject to the conditions and limitations set forth herein, LMIC and its Affiliates, acting by and through their employees, shall in the absence of directions from the Company’s board of directors, its officers or senior management, exercise reasonable judgment and efforts in connection with the performance of their duties and obligations hereunder.
     B. Performance of Specified Services. Without limiting the foregoing, LMIC and its Affiliates shall perform such Services on behalf of the Company and its Subsidiaries as described in SCHEDULE II attached hereto (as such annex may be amended from time to time pursuant to Section 13.J hereof) (the “Services”). The Services shall be provided in the name and for the benefit of the Company and as applicable its Subsidiaries.

     C. Right to Delegate to Affiliates. LMIC, without requiring the Company’s consent, shall have the right to satisfy its obligations under this Agreement by causing one or more of its Affiliates to provide the Services, provided that LMIC shall remain responsible for all obligations or liabilities of such Affiliate with respect to the Services performed by such Affiliate.
     D. Right to Subcontract to Third Parties. LMIC, with the Company’s consent, which consent shall not be unreasonably withheld, shall have the right to contract with any third party, whether an Affiliate or not, for the performance of the Services that LMIC is required to provide to the Company and its Subsidiaries pursuant to this Agreement, provided that LMIC shall remain responsible for all obligations or liabilities of such subcontractor with respect to the Services.
     E. Non-Exclusive Agreement. Nothing herein shall be deemed to grant LMIC an exclusive right to provide the Company and its Subsidiaries the Services and the Company retains the right to (i) hire and utilize its own employees or (ii) contract with any third party, whether an Affiliate of LMIC or not, for the performance of all or any part of the Services rendered hereunder or for the use of facilities for the benefit of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company must comply with Section 11.B (including providing at least 180 days written notice) prior to reducing or terminating the scope or volume of Services provided by LMIC under this Agreement.
     F. Contract Authority. As may be necessary for the performance of Services under this Agreement, LMIC or its Affiliates performing such Services shall have the authority to negotiate or conclude contracts on behalf of the Company and its Subsidiaries or bind the Company and its Subsidiaries to any such contracts.
     4. Performance Standards.
     A. General. LMIC shall provide, or cause to be provided, the Services pursuant to this Agreement in a commercially reasonable manner consistent with the manner, nature, quality and level of care which such services are conducted by LMIC and its Affiliates for their own account and purposes.
     B. Applicable Law, Licenses and Permits. LMIC shall, and shall cause its Affiliates to, comply with Applicable Law with respect to the Services provided pursuant to this Agreement, and shall obtain and maintain in all material respects any and all necessary licenses and permits required in order to conduct the business of the Company and its Subsidiaries in accordance with Applicable Law.

     C. Control. The performance of Services pursuant to this Agreement by LMIC shall in no way impair the absolute control of the business and operations of LMIC or the Company by their respective boards of directors and senior management. LMIC and its Affiliates shall act hereunder so as to assure the separate operating identity of the Company and its Subsidiaries. The performance of Services by LMIC or its Affiliates under this Agreement with respect to the business and operations of the Company and its Subsidiaries shall at all times be subject to the direction and control of the senior management and board of directors of the Company.
     D. Governmental Authority Inquiries; Notifications. LMIC shall immediately notify the Company regarding any inquiries or notifications received from any Governmental Authority relating to the Company or any of its Subsidiaries, this Agreement or the Services. LMIC shall cooperate with the Company in responding to any such inquiry or notification received from any Governmental Authority as such inquiry or notification relates to its rendering of Services pursuant to this Agreement.
     5. Employees.
     A. Employees of LMIC.
     Except as expressly provided herein, LMIC or its Affiliates shall (i) employ, in their own name, all personnel necessary to perform the Services contemplated under this Agreement; (ii) be solely responsible for the employment, supervision, payment and discharge of all such personnel; (iii) have the exclusive right to appoint, hire, supervise, suspend, lay-off, promote, assign, discipline and discharge such personnel; and (iv) have the sole obligation to pay and compensate such personnel. In accordance with the foregoing, LMIC or its Affiliates (a) will be solely responsible for making all deductions and withholdings from such employees’ salaries and other compensation, and for the payment of all contributions, taxes and assessments and will comply with Applicable Law regarding conditions of employment including, but not limited to, requirements regarding minimum compensation, unemployment compensation, Social Security, OSHA, overtime, hours of work and equal opportunities for employment; and (b) may, in its sole discretion, offer additional benefits to such employees, from time to time.
     B. Employees of the Company. The Company and its Subsidiaries may employ personnel in their own name and, in such case, the Company and its Subsidiaries shall (i) be solely responsible for the employment, supervision, and discharge of all such personnel; (ii) have the exclusive right to appoint, hire, supervise, suspend, lay-off, promote, assign, discipline and discharge such personnel; and (iii) have the sole obligation to pay and compensate such personnel. In such situations, the Company and its Subsidiaries will be solely responsible for making all deductions and withholdings from such employees’ salaries and other compensation, and for the payment of all contributions, taxes and assessments and will comply with Applicable Law regarding conditions of employment including, but not limited to, requirements regarding minimum compensation, unemployment compensation, Social Security, OSHA, overtime, hours of work and equal opportunities for employment.
     6. Charges; Payments.
     A. Charges. The Parties acknowledge that (i) LMIC and its Affiliates are engaged in businesses similar to those of the Company and its Subsidiaries; (ii) certain of LMIC’s and its Affiliates’ employees will be engaged in activities for LMIC and its Affiliates in addition to activities for the Company and its Subsidiaries; and (iii) there shall be no duty of any one of LMIC’s or its Affiliates’ employees to devote any portion of their time in the Service of the Company except for the Agency Markets Dedicated Employees. Charges for such Services are set forth on Schedule III (the “Service Charges”) and shall include direct expenses and directly allocable expenses allocated to the Company and its Subsidiaries in conformity with customary insurance accounting practices consistently applied. The method of expense allocations under this Agreement shall be consistent with the principles stated in the Statement of Statutory Accounting Principles No. 70, “Allocation of Expenses” and Applicable Law. All books of account, documents and records relating to such payrolls and expenses of LMIC shall be made available, during normal business hours upon reasonable advance notice to LMIC, for inspection by the Company.
     B. Payments. Unless otherwise agreed by the Parties or as otherwise set forth on Schedule III, LMIC shall use its commercially reasonable efforts to submit to the Company within forty-five (45) days of the end of each fiscal quarter a written statement of the Service Charges in that fiscal quarter, and the Company shall pay to LMIC within forty-five (45) days following receipt of such written statement the amount set forth in the statement; provided, however, if the Company, in good faith, disputes any amount, payment of such disputed amount shall only be made after resolution of such dispute. The Company agrees to notify LMIC promptly, and in no event later than thirty (30) days following receipt of such written statement, of any disputed amount. At any time, the Company may request a written statement from LMIC setting forth, in reasonable detail, the nature of the Services rendered or expense incurred and other relevant information to support any Service Charges in any written statement.
     7. Records.
     A. Maintenance of Books. LMIC shall maintain accurate and complete books, accounts, and records relating to the Services in accordance with Applicable Law, and in such a way as to disclose clearly and accurately the nature and detail of the transactions contemplated by this Agreement, including such accounting information as is necessary to support the reasonableness of the charges or fees under this Agreement, and such additional information as the Company may reasonably request for purposes of its internal bookkeeping and accounting operations. LMIC shall keep such books, records, and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by the Company and Persons authorized by it or any Governmental Authority having jurisdiction over the Company or its Subsidiaries during all normal business hours upon reasonable advance notice.
     B. Ownership and Custody of Records. All books, accounts, records, and files established and maintained by LMIC by reason of its performance of Services under this Agreement, which absent this Agreement would have been held by the Company or its Subsidiaries, shall be deemed the property of the Company and shall be maintained by LMIC in accordance with Applicable Law. During the term of this Agreement, such books, records, and files shall (i) be retained by LMIC to the extent such books, accounts, records, and files are required by Applicable Law or the record retention policies of LMIC to be retained; and (ii) be available, during normal business hours upon reasonable advance notice, for inspection by the Company, anyone authorized by the Company, and any Governmental Authority that has regulatory authority over the Company’s business activities. At the sole cost of the Company, copies of such books, records, and files shall be delivered to the Company upon demand. At the sole cost of the Company, all such books, records, and files shall be promptly transferred to the Company by LMIC upon termination of this Agreement, or to a service provider other than LMIC in the event a Service is provided by a third party; provided, however, that LMIC shall be entitled to retain copies of such books, records and files.
     8. Indemnification.
     A. By the Company. The Company shall indemnify, defend and hold harmless each LMIC Indemnified Person from and against any and all costs and expenses arising out of claims (including attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (“Losses”), which a LMIC Indemnified Person may suffer or incur arising out of or in connection with the Services provided by any such LMIC Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any LMIC Indemnified Person’s actions or inactions in connection with such Services or transactions; provided that the Company shall not be responsible for Losses incurred by any LMIC Indemnified Person that have resulted from any LMIC Indemnified Person’s gross negligence or willful misconduct in connection with any of the transactions, actions, inactions or Services referred to in this Section 8A.
     B. By LMIC. LMIC shall indemnify, defend and hold harmless each Company Indemnified Person from and against any and all Losses, which a Company Indemnified Person may suffer or incur arising out of or in connection with the gross negligence or willful misconduct of LMIC or its Affiliates, their employees or any subcontractor appointed by LMIC with respect to the provision of, or failure to provide, Services to the Company and its Subsidiaries pursuant to this Agreement. Upon payment of any such Loss, LMIC shall be subrogated to all of the rights of recovery therefor of the Company and the Company shall do whatever is necessary to secure such rights, including the execution and delivery of any instruments and papers to perfect or secure the same, and LMIC shall do nothing to prejudice such rights.
     9. Dispute Resolution.
          A. General. Any controversy, claim or dispute arising out of or relating to this Agreement, or the breach, termination or validity hereof (each, a “Dispute”) shall be resolved as set forth in this Section 9.
          B. CFO Resolution. LMIC and the Company shall attempt in good faith to resolve any dispute promptly by negotiation between each such party’s designated representatives. Within ten (10) days after any Party’s receipt of a notice of Dispute from the other Party setting forth in detail and together with supporting documentation, if any, the nature and basis of the Dispute (the “Dispute Notice”), the general counsel and the chief financial officer of LMIC and the general counsel and the chief financial officer of the Company shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
          C. CEO Resolution. If the chief financial officer of either LMIC or the Company declares an impasse then within thirty (30) days after receipt of the Dispute Notice or as soon thereafter as practicable, the respective chief executive officers of LMIC and the Company shall meet in person at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.
          D. Arbitration. If the chief executive officer of either LMIC or the Company declares an impasse then within sixty (60) days after receipt of the Dispute Notice (or such longer period, if the Parties so agree in writing), at the demand of either Party, the Dispute shall be referred to, and finally settled by, confidential and binding arbitration in accordance with the then-prevailing JAMS Streamlined Arbitration Rules and Procedures as modified as follows (the “Rules”):
          (i) There shall be three (3) neutral arbitrators of whom each Party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within thirty (30) days after receipt of the demand for arbitration. The two (2) arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen (14) days of the designation of the second of the two (2) arbitrators. If any arbitrator is not timely appointed, at the request of any Party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules.
          (ii) Each arbitrator appointed by a Party shall be either an attorney with substantial experience with the property and casualty reinsurance and insurance industry and at least ten (10) years admission to the bar, or a property and casualty reinsurance and insurance industry professional of at least ten (10) years standing. The chair of the arbitral tribunal shall either be a practicing attorney with no less than ten (10) years of practice and experience as an arbitrator, with, if possible, experience relating to insurance or reinsurance disputes, or be a retired judge.
          (iii) The place of arbitration shall be Boston, Massachusetts, unless some other place is mutually selected by the Parties. The arbitral tribunal shall be required to follow the law of the Commonwealth of Massachusetts. The decision and award of the arbitral tribunal shall be final and binding on the Parties and shall be the sole and exclusive remedy between the Parties regarding the matter presented to the arbitral tribunal, including any claims, counterclaims, issues or accounting presented to the tribunal. Judgment upon the decision and award may be entered in any court having jurisdiction. The arbitral tribunal is empowered to award any remedy provided for under Applicable Law and the terms of this Agreement, including injunction, specific performance or other forms of equitable relief. The arbitral tribunal is not empowered to award damages in excess of compensatory damages. Each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.
          (iv) Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.
     E. Costs. Each Party shall bear its own costs in any negotiations pursuant to Section 9.B or Section 9.C and any arbitration, provided that the Parties shall share the fees and expenses of the arbitrators equally as well as any JAMS fees and expenses.
     F. Confidentiality. All negotiations conducted pursuant to Section 9.B or Section 9.C shall be confidential and shall be treated as compromise and settlement negotiations and may not be introduced as evidence of an admission against interest of either Party and shall not be admissible as evidence in any other proceeding.
     G. Judicial Remedies. Notwithstanding the foregoing provisions, without first resorting to the negotiation procedures set forth in Sections 9.B and 9.C herein, either Party may seek the provisional judicial remedy of a preliminary injunction or any other form of temporary injunctive relief (including specific performance), if in its reasonable judgment such action is necessary to avoid irreparable harm. Without prejudice to such provisional remedies as may be available under the jurisdiction of such court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

     H. Jurisdiction. The Parties hereby submit to the jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts, for the purpose of seeking any provisional remedies as contemplated by Section 9.G or for any action to compel arbitration or in aid of arbitration or for the enforcement of any arbitral award rendered thereunder. In any such action, suit or proceeding, each of the Parties irrevocably and unconditionally waives, and agrees not to assert by way of motion, as a defense or otherwise, any claim that the Party is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. To the fullest extent permitted by Applicable Law, each of the Parties irrevocably waives all rights to trial by jury in any such action, suit or other proceeding.
     10. Confidentiality.
     A. General. Each Party agrees at all times during the term of this Agreement and thereafter to keep strictly confidential all Confidential Information (as hereinafter defined) belonging to the other Party. “Confidential Information” shall mean any information, underwriting rules, technical data or know-how including, but not limited to, that which comprises or relates to the other Party’s confidential and proprietary trade secrets, specifications, designs, plans, drawings, data, prototypes, patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, service marks, service mark registrations, applications for service mark registrations, trade names, labels, slogans, claims of copyright, copyright registrations, applications for copyright registrations, copyrights, drawings, designs, proprietary know-how or information, or other rights with respect thereto, market research, marketing techniques and plans, business plans and strategies, customer data, price lists, pricing policies and financial information or other business and/or technical information and materials, in oral, demonstrative, written, electronic, graphic or machine-readable form and any analyses, compilations, studies or documents containing Confidential Information.
     B. Disclosure. Each Party shall at all times protect and safeguard the Confidential Information of the other and agrees not to, in whole or in part, sell, lease, license, assign, transfer, or disclose the Confidential Information to any third party and shall not copy, reproduce or distribute the Confidential Information except as expressly permitted in this Agreement or as otherwise agreed by the Parties. Each Party shall take every reasonable precaution to prevent the theft, disclosure, and the unauthorized copying, reproduction or distribution of the Confidential Information. The Parties agree, however, that either Party may disclose certain Confidential Information on a confidential basis to its employees, agents, Affiliates or consultants in connection with any work being performed on behalf of the other Party in order to carry out its obligations hereunder; provided, however, further that LMIC may disclose such Confidential Information to its employees, agents or Affiliates and use it at all times, including subsequent to the termination of the Agreement, for purposes of assuring efficiencies and best practices by LMIC and its Affiliates.

     C. Enforcement. Each Party acknowledges that the other Party shall have the right to take all reasonable steps to protect its Confidential Information, including, but not limited to, injunctive relief and any other remedies as may be available at law or in equity in the event the other Party does not fulfill its obligations under this Section 10.
     D. Exceptions. Without granting any right or license, the obligations of the Parties shall not apply to any material or information that: (i) is or becomes a part of the public domain through no act or omission by the receiving Party; (ii) is independently developed by the receiving Party using individuals who have had no contact with the disclosing Party’s Confidential Information; or (iii) was in the receiving Party’s possession prior to receipt from the disclosing Party. In addition, neither Party shall be liable for disclosure of Confidential Information if made in response to a valid order of a court or authorized Governmental Authority, provided that notice is promptly given to the Party whose Confidential Information is to be so disclosed so that such Party may seek a protective order and/or engage in other efforts to minimize the required disclosure. The Parties shall cooperate in seeking the protective order and engaging in such other efforts.
     E. Return or Restrictions. All materials shared or disclosed during the term of this Agreement, including, but not limited to, Confidential Information, shall always remain the property of the disclosing Party and shall be returned to the disclosing Party or its representative or destroyed, along with all reproductions, copies, extracts and compilations, upon demand. Notwithstanding the foregoing, receiving Party (i) need not expunge electronic copies of Confidential Information created as a result of automatic back-up procedures, and (ii) may retain such Confidential Information as receiving Party is required to retain for legal and/or compliance purposes.
     11. Term and Termination.
     A. Duration. This Agreement shall commence on the Effective Date and remain in full force and effect, unless terminated by mutual agreement of the Parties or otherwise pursuant to this Section 11.
     B. Termination by any Party. Each Party may terminate this Agreement and the Services provided hereunder, in whole or in part, without cause by giving notice in writing to the other Party of its intention to do so, specifying the termination date which shall be not less than one hundred eighty (180) days after delivery or mailing of said notice.
     C. Events Causing Termination.
(i)	By the Company.

(a)	Dissolution, cessation of business for any reason whatsoever, insolvency or receivership of LMIC shall, at the option of the Company, cause an immediate termination of this Agreement unless, prior to such event, the Company shall have been notified and shall have consented to the continuance of the operation and effect of all or any part of the Services provided under this Agreement, which consent may be withheld for any reason and shall be evidenced in writing.

(b)	The Company may terminate the Agreement and the Services provided hereunder, in whole or in part, at any time if (x) LMIC shall have failed to perform any of its material obligations under this Agreement, (y) the Company has notified LMIC of such failure and (z) such failure shall have continued for a period of thirty (30) days after LMIC’s receipt of notice of such failure.
(ii)	By LMIC.
(a)	Dissolution, cessation of business for any reason whatsoever, insolvency or receivership of the Company shall cause an immediate termination of this Agreement unless, prior to such event, LMIC shall have been notified and shall have consented to the continuance of the operation and effect of all or any part of the Services provided under this Agreement, which consent may be withheld for any reason and shall be evidenced in writing.

(b)	LMIC may terminate this Agreement and the Services provided hereunder, in whole or in part, at any time if (x) the Company shall have failed to perform any of its material obligations under this Agreement, (y) LMIC has notified the Company of such failure and (z) such failure shall have continued for a period of thirty (30) days after the Company’s receipt of notice of such failure.
     D. Changes of Law. In the event that (i) any Applicable Law has or could reasonably be expected to have a significant adverse impact on either LMIC or the Company in connection with performance of this Agreement; or (ii) performance of any provision of this Agreement should for any reason amount to, cause or be a violation of any Applicable Law, or otherwise be deemed illegal (the “Mandated Changes”), then the affected Party shall have the right to require the other Party to use best efforts to renegotiate the affected or pertinent terms of this Agreement to the extent necessary to comply with any Mandated Changes while still maintaining the purposes, intent and character of the Agreement. If the Parties fail to reach an agreement satisfactory within thirty (30) days of the request for renegotiation, the Party requesting such renegotiation may terminate this Agreement effective (y) thirty (30) days after prior written notice to the other Party or (z) as soon as necessary to comply with the Mandated Changes.
     E. Change in Control. If LMIC or its Affiliates cease to Beneficially Own, in the aggregate, shares entitled to more than fifty percent (50%) of the votes entitled to be cast by the holders of the then outstanding common stock of the Company, this Agreement shall immediately terminate unless, prior to such event, LMIC shall have consented to the continuance of the operation and effect of this Agreement, which consent may be withheld for any reason and shall be evidenced in writing.
     F. Obligations Upon Termination.
          (i) Upon termination of this Agreement (other than pursuant to Section 11.C or 11.D) by either Party, in whole or in part, at the request of the Company the relevant Services shall continue to be provided by LMIC to assist in the orderly transition of control over the day-to-day operation of the Company until alternate arrangements can reasonably be made by the Company (the “Transition Services”); provided, however, that the Transition Services shall not be required to be provided for a period of time extending beyond ninety (90) days from the effective date of termination, unless otherwise agreed to by the Parties.
          (ii) Upon termination of this Agreement by either Party, LMIC shall, upon the request and sole cost of the Company, promptly deliver to the Company all books and records that are, or are deemed by this Agreement, the property of the Company; provided, however, that LMIC shall be entitled to retain copies of such books, records and files.
          (iii) Notwithstanding the foregoing, LMIC shall not be obligated to make available any software, information management systems, proprietary underwriting standards and methods or any other Confidential Information of LMIC (“LMIC Property”). Upon the provision of any LMIC Property to the Company for any period of time following the termination of this Agreement at the sole discretion of LMIC, the Company shall, upon the request of LMIC, execute confidentiality and license agreements, in form and substance satisfactory to LMIC in its sole discretion, with respect to any LMIC Property.
          (iv) LMIC shall have the right to charge a reasonable fee for the use LMIC Property and for its provision of Transition Services to the Company, as provided in this Section 11.F, including but not limited to charges consistent with Section 6.A. All costs associated with the provision of Transition Services to the Company shall be the responsibility of the Company and shall be due within forty five (45) days after invoice from LMIC, which invoice may be provided monthly by LMIC. No later than forty five (45) days after LMIC ceases to provide Transition Services to the Company pursuant to this Agreement, LMIC shall deliver to the Company detailed written statements for all transition charges incurred and not included in any previous statements submitted to the Company. The amounts owed hereunder shall be due and payable within forty five (45) days of receipt of such statements.
          (v) All obligations of LMIC and the Company which expressly or by their nature survive termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding termination of this Agreement, until they are satisfied in full or, by their nature, expire.
     G. Settlement upon Termination of Services. No later than forty five (45) days after LMGI ceases to provide Services to the Company pursuant to this Agreement (“Services Termination Date”), LMIC shall deliver to the Company detailed written statements for all charges incurred and not included in any previous statements submitted to the Company (the “Final Statement”). LMIC shall be entitled to receive payment of all amounts unpaid but earned up to Service Termination Date, which payments shall be due within forty five (45) days after the Company’s receipt of the Final Statement.
     H. Survival. The terms and provisions of Sections 8, 9, 10, 11 and 13 hereof shall remain in full force and effect after the termination of this Agreement.
     I. Force Majeure. No Party will have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Any Party claiming the benefit of this Section 11.I will, as soon as reasonably practicable after the occurrence of any such event (i) notify the other Party of the nature and extent of any such Force Majeure condition and (ii) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.
     12. Cooperation.
     A. General. Each Party shall perform such acts, execute and deliver such instruments, assignments and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated hereby or otherwise carry out the purposes of this Agreement. The Parties agree that they shall at all times during the term of this Agreement freely and fully exchange information regarding all matters directly or indirectly related to the Parties and this Agreement, consistent with all provisions of this Agreement.
     13. Miscellaneous.
     A. Corporate Authority.

          (i) The Company. The Company represents and warrants to LMIC that it has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and that all necessary approvals and consents have been obtained in connection with the execution and performance of this Agreement. The Company further represents and warrants that the execution and delivery of this Agreement by the Company has been approved by all necessary corporate action.
          (ii) LMIC. LMIC represents and warrants to the Company that it has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and that all necessary approvals and consents have been obtained in connection with the execution and performance of this Agreement. LMIC further represents and warrants that the execution and delivery of this Agreement by LMIC has been approved by all necessary corporate action.
     B. Relationship of the Parties. The relationship of LMIC to the Company arising from the Agreement shall be that of an independent contractor and not that of a partner, joint venturer, servant or agent. LMIC and the Company acknowledge that neither it nor its respective shareholders, officers, directors, employees or agents shall have any authority to bind the other to any contractual obligation whatsoever, except as expressly permitted herein.
     C. Notices. All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, sent by email or sent by registered or certified mail, return receipt requested, postage prepaid, (ii) on the next business day if sent by overnight courier or (iii) when received if delivered otherwise. Such notices shall be delivered to the address set forth below, or to such other address or email address as a Party shall have furnished to the other Party in accordance with this Section 13.C.
If to LMIC:
Liberty Mutual Insurance Company
175 Berkeley Street
Boston, MA 02116
Attention: Chief Financial Officer
With a copy to:
Liberty Mutual Insurance Company
175 Berkeley Street
Boston, MA 02116
Attention: General Counsel

If to the Company:
Liberty Mutual Agency Corporation
175 Berkeley Street
Boston, MA 02116
Attention: Chief Financial Officer
With a copy to:
Liberty Mutual Agency Corporation
175 Berkeley Street
Boston, MA 02116
Attention: General Counsel
     D. Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto or their successors in interest, except as expressly otherwise provided herein.
     E. Descriptive Headings. The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meanings hereof.
     F. Specific Performance and Other Remedies.
          (i) The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, except as otherwise expressly provided herein, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Neither Party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. For the avoidance of doubt, nothing in this Agreement shall diminish the availability of specific performance of the obligations under this Agreement or any other injunctive relief.
          (ii) Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each Party hereby further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
     G. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and duties of the Parties shall be governed by, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to conflicts of laws provisions thereof).
     H. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
     I. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by applicable law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, LMIC and the Company shall in good faith use their best efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
     J. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement executed by the Parties hereto. Any failure of a Party to comply with any obligation, covenant or agreement contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.
     K. Entire Agreement. This Agreement, including any schedules annexed hereto, embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter other than the Intercompany Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of Intercompany Agreement, the Intercompany Agreement shall control, except as otherwise provided therein.
     L. No Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any Party hereto may be assigned by such Party without the prior written consent of the other Parties, except that LMIC may assign this Agreement to an Affiliate upon the prior written consent of the Company, which consent shall not be unreasonably withheld.
     M. Further Actions. Each Party hereto shall, on notice of request from any other Party hereto, take such further action not specifically required hereby at the expense of the requesting Party, as the requesting Party may reasonably request for the implementation of the transactions contemplated hereby.
     N. No Third Party Beneficiaries. Nothing in this Agreement shall convey any rights upon any person or entity which is not a Party or a permitted assignee of a Party to this Agreement.
     O. Drafting of Language. Each of LMIC and the Company agrees that the drafting of the language contained in this Agreement was a cooperative effort, that each Party was equally responsible for such drafting and that it would be inequitable for either Party to be deemed the “drafter” of any specific language contained herein pursuant to any judicial doctrine or presumption relating thereto.
     P. Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. Unless otherwise specified, references in this agreement to “agent” and “agents” do not refer to independent insurance agents or brokers of LMIC and its Affiliates or the Company and its Subsidiaries.
Signature Page Follows

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

LIBERTY MUTUAL INSURANCE COMPANY
By:
Name:
Title:

LIBERTY MUTUAL AGENCY CORPORATION
By:
Name:
Title:

SCHEDULE I
Service Agreements to be Terminated and Replaced Effective January 1, 2011
SCHEDULE I
to the Services Agreement between LMAC and PIC
The Following Agreements will terminate effective January 1, 2011:
1.	Services Agreement originally dated January 1, 1999 and as amended between Peerless Insurance Company and The Netherlands Insurance Company, Excelsior Insurance Company, Indiana Insurance Company, Consolidated Insurance Company, Peerless Indemnity Insurance Company, America First Insurance Company, The Midwestern Indemnity Insurance Company, Mid-American Fire & Casualty Company, Montgomery Mutual Insurance Company, Colorado Casualty Insurance Company, Golden Eagle Insurance Corporation, America First Lloyd’s Insurance Company, Liberty Northwest Insurance Corporation, North Pacific Insurance Company, Oregon Automobile Insurance Company, The Ohio Casualty Insurance Company, Ohio Security Insurance Company, American Fire and Casualty Company, West American Insurance Company, Hawkeye-Security Insurance Company, National Insurance Association, American Economy Insurance Company, American States Insurance Company of Texas, American States Insurance Company, American States Preferred Insurance Company, First National Insurance Company of America, American States Lloyds Insurance Company, Safeco Lloyds Insurance Company, General Insurance Company of America, Safeco Insurance Company of Indiana, Safeco Insurance Company of America, Safeco Insurance Company of Oregon, Safeco Surplus Lines Insurance Company, Insurance Company of Illinois and Safeco National Insurance Company.

2.	Management and Services Agreement between LMIC and American Economy Insurance Company.

3.	Management and Services Agreement between LMIC and American Fire and Casualty Company.

4.	Management and Services Agreement between LMIC and America First Insurance Company.

5.	Management and Services Agreement between LMIC and American States Insurance Company.

6.	Management and Services Agreement between LMIC and American States Insurance Company of Texas.

7.	Management and Services Agreement between LMIC and American States Preferred Insurance Company.

8.	Management and Services Agreement between LMIC and Colorado Casualty Insurance Company.

9.	Management and Services Agreement between LMIC and Consolidated Insurance Company.

10.	Management and Services Agreement between LMIC and Excelsior Insurance Company.

11.	Management and Services Agreement between LMIC and First National Insurance Company of America.

12.	Management and Services Agreement between LMIC and General Insurance Company of America.

13.	Management and Services Agreement between LMIC and Golden Eagle Insurance Corporation.

14.	Management and Services Agreement between LMIC and Gulf States AIF.

15.	Management and Services Agreement between LMIC and Hawkeye-Security Insurance Company.

16.	Management and Services Agreement between LMIC and Indiana Insurance Company.

17.	Management and Services Agreement between LMIC and Liberty Northwest Insurance Corporation.

18.	Management and Services Agreement between LMIC and Mid-American Fire & Casualty Company.

19.	Management and Services Agreement between LMIC and Montgomery Mutual Insurance Company.

20.	Management and Services Agreement between LMIC and The National Corporation.

21.	Management and Services Agreement between LMIC and North Pacific Insurance Company.

22.	Management and Services Agreement between LMIC and Ohio Security Insurance Company.

23.	Management and Services Agreement between LMIC and Oregon Automobile Insurance Company.

24.	Management and Services Agreement between LMIC and Peerless Indemnity Insurance Company.

25.	Management Agreement between LMIC and Peerless Insurance Company.

26.	Management and Services Agreement between LMIC and Peerless Insurance Company.

27.	Management and Services Agreement between LMIC and Safeco Insurance Company of America.

28.	Management and Services Agreement between LMIC and Safeco Insurance Company of Illinois.

29.	Management and Services Agreement between LMIC and Safeco Insurance Company of Indiana.

30.	Management and Services Agreement between LMIC and Safeco Insurance Company of Oregon.

31.	Management and Services Agreement between LMIC and Safeco Lloyds Insurance Company by its attorney in fact General America Corporation of Texas.

32.	Management and Services Agreement between LMIC and Safeco National Insurance Company.

33.	Management and Services Agreement between LMIC and Safeco Surplus Lines Insurance Company.

34.	Management and Services Agreement between LMIC and The Midwestern Indemnity Company.

35.	Management and Services Agreement between LMIC and The Netherlands Insurance Company.

36.	Management and Services Agreement between LMIC and The Ohio Casualty Insurance Company.

37.	Management and Services Agreement between LMIC and West American Insurance Company.

SCHEDULE II
Services
     The list of the following services to be performed pursuant to this Agreement is not intended to limit the performance of management and operating services, or other services that may be provided by LMIC to the Company, as may be agreed to by the Parties from time to time:
a.	Accounting, actuarial, risk management, financial, tax and auditing services, including:
(1)	Preparation and maintenance of annual and quarterly financial statements and other reports providing information required by the state of domicile and other states in which the Company and its Subsidiaries are transacting business, the maintenance of necessary and proper records and books of account with respect to the business of the Company and its Subsidiaries, and the maintenance and compilation of all data required for the preparation of tax returns; and

(2)	Assistance to in connection with the examination or audit of the books, records, affairs and activities by governmental, insurance or taxing authorities having regulatory or taxing authority with respect to the operations of the Company and its Subsidiaries, or by any firm of certified public accounts appointed by the Company and its Subsidiaries to audit their books, records and accounts.

(3)	Assistance in connection with treasury and accounts payable functions, including payment of taxes on premiums, fees for licensing, advertising, losses, claims and any other expenses incurred in the conduct of the insurance business. Agency Markets and its Subsidiaries shall certify to LMIC the names and specimen signatures of all officers or employees who are authorized to sign instructions on its behalf. Agency Markets and its Subsidiaries shall have the right to require that all instructions made in connection with this Agreement meet its satisfaction as to content, form and authenticity.
b.	Purchasing (including fleet management), payroll processing, human resources, and employee relations and/or benefits services.

c.	Marketing and strategic support services, including promotional and advertising, communications, coordination of the development of corporate plans and consulting services.

d.	Information technology and software support services, including technology infrastructure and systems maintenance, business continuity planning, data center management, network management services, monitoring, management/oversight, support and trouble-shooting services but excluding any software.

e.	Policy administration and production services, including policy production, print and mail activities.

f.	Real estate management services, including handling all matters and issues relating to real estate purchases, sales, leases, licenses and lease-backs.

g.	Legal, compliance and complex and emerging risks claims services, including litigation management services.

h.	Reinsurance services including (i) agreements to reinsurance policy and/or contract wordings and endorsements to existing policies; (ii) processing of reinsurance policy cancellations, nonrenewals and endorsements and other amendatory addenda; (iii) collection of premiums due under reinsurance policies or contracts, audits and remittances; (iv) negotiation and purchase of reinsurance coverage; (v) administration of letters of credit and other arrangements for the provision of security; and (vi) administration of reinsurance contracts.

i.	General administration services including providing all personnel, equipment (including fleet vehicles and furniture), data processing programs, materials and supplies necessary or desirable for the performance of the services contemplated in this Agreement

j.	Other services on behalf of the Company and its Subsidiaries as are reasonable and consistent with the efficient operation of companies within an insurance holding company system and offered by LMIC or its Affiliates to other members within its system.

SCHEDULE III
Service Charges
The Company shall pay compensation to LMIC in accordance with the following formula: LMIC’s reasonable cost of performing the Services (including any facilities or equipment in connection therewith), excluding all costs associated with employees principally engaged in corporate finance and human resources and all charges payable under any investment management agreements or cash management agreements, plus an annual services fee (the “Service Fee”). The Service Charges shall also exclude any fees payable under the Subsidiary Service Agreements. The Service Fee shall be calculated as 1.0% of the sum of the direct and assumed Affiliate written premiums reported on the combined annual statement of the insurance Subsidiaries of the Company for the year ended as of the December 31 next preceding. One-quarter of the Service Fee shall be owed quarterly.